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                                                                   Exhibit 10.87

                                  SUPPLEMENT A
                           TO EMPLOYMENT AGREEMENT AND
                  TO SUPPLEMENTAL RETIREMENT BENEFITS AGREEMENT

This document constitutes Supplement A to both the Employment Agreement dated March 31, 1992, as amended, between Chromcraft Revington, Inc. and Michael E. Thomas and the Supplemental Retirement Benefits Agreement dated August 21, 1992, as amended, between Chromcraft Revington, Inc. and Michael E. Thomas.

      THIS SUPPLEMENT A TO THE EMPLOYMENT AGREEMENT AND TO THE SUPPLEMENTAL RETIREMENT BENEFITS AGREEMENT (the "Supplement"), both of such agreements being between Chromcraft Revington, Inc. and Michael E. Thomas, is made and entered into as of the 3rd day of March, 2004 by and between CHROMCRAFT REVINGTON, INC. (the "Company"), a Delaware corporation, and MICHAEL E. THOMAS (the "Executive"), a resident of the State of Indiana,

                                   WITNESSETH:

      WHEREAS, the Executive is currently employed by the Company in accordance with an Employment Agreement dated March 31, 1992 (the "Original Employment Agreement"), as amended by Amendment No. 1 to Employment Agreement dated March 15, 2002 between the Company and the Executive; this Supplement, upon execution and delivery by the parties, shall be attached to the Original Employment Agreement and shall supplement and further amend the Original Employment Agreement as provided herein (the Original Employment Agreement, as amended by Amendment No. 1 thereto and as supplemented and amended hereby is referred to herein as the "Employment Agreement"); and

      WHEREAS, Section 4 of the Employment Agreement includes a provision for a supplemental retirement benefit per year for the Executive upon his retirement on or after attaining age sixty-five (65), which shall be funded by the Company and which shall be offset by certain employer-provided benefits as provided in this Supplement (the "SERP Benefit"); and

      WHEREAS, the Company and the Executive also entered into a Supplemental Retirement Benefits Agreement dated August 21, 1992, as amended by the First Amendment to Supplemental Retirement Benefits Agreement dated March 15, 2002; this Supplement, upon execution and delivery by the parties, shall be attached to the Supplemental Retirement Benefits Agreement and shall supplement and further amend the Supplemental Retirement Benefits Agreement as provided herein (the Supplemental Retirement Benefits Agreement, as amended by the First Amendment thereto and as supplemented and amended hereby is referred to herein as the "SERP Agreement"); and

      WHEREAS, the SERP Agreement provides for the purchase by the Company of a life insurance policy to fund supplemental retirement (including the SERP Benefit) and death benefits for the Executive, which policy is owned by the Executive and, in connection therewith, the premiums on such policy are paid by the Company; and

      WHEREAS, the Employment Agreement and the SERP Agreement are collectively referred to herein as the "Agreements"; and

      WHEREAS, the Company and the Executive have determined that the retirement benefit and certain other provisions of the Agreements are inconsistent and outdated, lack clarity and/or are inadequate to enable them to determine the form, time of payment, amount and funding status of the retirement benefits provided for in the Agreements without supplementing and amending such
Agreements with this Supplement; and
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      WHEREAS, the Company and the Executive have determined that it is in their mutual best interests to supplement and amend the Agreements as provided in this Supplement.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the continued employment of the Executive by the Company pursuant to the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

      Section 1. Form and Time of Payment of SERP Benefit. Subject to the terms and limitations of this Supplement, the SERP Benefit payable to the Executive shall be an annual annuity for the Executive's lifetime commencing on the first day of the sixth month following the first month in which (a) the Executive is age sixty-five (65) (his "Normal Retirement Age") or older, and (b) the Executive's employment with the Company is terminated, or has previously been terminated, for any reason other than termination by the Company with cause (as defined in the Employment Agreement). If the Executive's employment is terminated by the Company with cause (as defined in the Employment Agreement), whether before or after his Normal Retirement Age, then no SERP Benefit shall be paid to the Executive as provided in Section 9 of this Supplement. If the Executive's employment is terminated for any reason other than by the Company with cause (including, without limitation, by death) prior to the time that payment of the SERP Benefit commences, then the SERP Benefit shall be calculated, funded and paid in accordance with the provisions of Sections 5, 6, 7 or 8 hereof, whichever may be applicable. The SERP Benefit shall be paid to the Executive in equal semi-annual installments of one-half (-1/2) of the annual SERP Benefit commencing as provided in the first sentence of this Section 1 and continuing every six (6) months thereafter until the Executive's death. In all cases, the SERP Benefit shall end on the date of the Executive's death, at which time the SERP Benefit shall immediately cease and no further SERP Benefit shall be paid.

Example:

Assuming that the Executive attained age 65 in January of a particular year, that the Executive retired from the Company on March 7 of the same year and that the annual SERP Benefit was $200,000, then the first installment equal to $100,000 would be payable on September 1 of that year. The second installment equal to $100,000 would be payable on March 1 of the following year. Subsequent installments of $100,000 each would be payable on each September 1 and March 1 thereafter until the Executive's death, at which time the SERP Benefit shall immediately cease.

      Section 2. Amount of SERP Benefit. Subject to the last sentence of this
Section 2, the amount of the "SERP Benefit" is the amount, if greater than zero, equal to sixty percent (60%) of the Executive's SERP Compensation (as hereinafter defined) reduced by (a) the Preliminary Annuity Amount (as hereinafter defined), and (b) the annualized benefit payable to the Executive under the Mohasco Plan (as hereinafter defined) in the year that the Executive's employment with the Company is terminated. The SERP Benefit shall be calculated within ninety (90) days following the Applicable Calculation Date (as hereinafter defined).

      For purposes of this Supplement, "SERP Compensation" is equal to the average of (y) the Executive's annual Base Salary (as defined in the Employment Agreement), without any reduction for any pre-tax deferrals under any tax-qualified or non-qualified Company-sponsored plan, plus (z) any annual cash bonus under the Company's Short Term Executive Incentive Plan, as amended, and any successor to such plan (the "STIP"), regardless of the payment level thereunder, earned by the Executive during the three (3) full consecutive calendar years immediately preceding the calendar year in which the Executive's employment with the Company is terminated. Any cash bonus paid to the Executive under the STIP in a particular calendar year that is attributable to the preceding calendar year shall be considered to be earned only in such preceding year and not in the year in which the bonus is paid. (For example, a cash bonus under the STIP paid to the Executive in 2003 that is based upon performance factors, standards and/or targets established for 2002 shall be deemed to be earned in 2002 and not in 2003.) SERP Compensation shall not include any payments from the Company to the Executive pursuant to Section 6 or Section 8 of the Employment Agreement.

      For purposes of this Supplement, the "Mohasco Plan" is the Mohasco Corporation Retirement Plan. Because the Executive's accrued benefit under the Mohasco Plan is paid as a lifetime monthly annuity, the amount of the Executive's annualized benefit payable under the Mohasco Plan shall be as follows: (i) if the Executive's employment is
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terminated in 2004, the annualized benefit shall be Twenty-Eight Thousand
Dollars ($28,000), (ii) if the Executive's employment is terminated in 2005, the annualized benefit shall be Twenty-Nine Thousand Dollars ($29,000), and (iii) if the Executive's employment is terminated in 2006 or later, the annualized benefit shall be Thirty Thousand Dollars ($30,000).

      Any benefits or amounts paid to the Executive under any other compensation plan, program, arrangement or agreement (including without limitation the Company's Long Term Executive Incentive Plan, as amended, and any successor to such plan (the "LTIP"), any income recognized by the Executive on the exercise of stock options and any reimbursement or gross-up for taxes of the Executive) shall not be included in SERP Compensation.

      Notwithstanding the foregoing provisions of this Section 2, the Executive's SERP Benefit prior to the reduction for the Preliminary Annuity Amount and for the annualized benefit payable under the Mohasco Plan shall be not less than Four Hundred Thousand Dollars ($400,000) per year.

      Section 3. Preliminary Annuity Amount; Applicable Calculation Date; Total Offset Amount. The "Preliminary Annuity Amount" is the amount of the life annuity (assuming payments to the Executive of equal semi-annual installments commencing on the first day of the sixth month following the Applicable Calculation Date and continuing every six (6) months thereafter until the Executive's death) that can be purchased using the Total Offset Amount (as hereinafter defined). The Preliminary Annuity Amount shall be calculated (a) by the Company within ninety (90) days following the Applicable Calculation Date using information reasonably available to it, and (b) by the Company selecting, in its sole discretion, at least three (3) insurance or financial services companies from which to obtain quotes for the Preliminary Annuity Amount, with the lowest of such quotes being used when calculating the Preliminary Annuity Amount. Each such insurance or financial services company shall have an insurer financial strength rating from A.M. Best of "A," "A+" or "A++".

      The "Applicable Calculation Date" is the last day of the month in which the later of the following occurs: (a) the date on which the Executive's employment with the Company is terminated, or (b) if payments are made by the Company (or its successors or assigns) to the Executive pursuant to Section 6 of the Employment Agreement, then the date on which the last such payment is made.

      The "Total Offset Amount" is the total of all amounts paid or payable as described in subsections (a) through (h) of this Section 3 (collectively, the "Total Offset Amount") attributable to Company contributions or accruals, whether made before or after the date of this Supplement.

      (a) Chromcraft Revington Savings Plan. The account balance of the Executive as of the Applicable Calculation Date under the Chromcraft Revington Savings Plan (the "Savings Plan") attributable to the following: (i) Company matching contributions, including matching contributions made under the Mohasco Corporation 401(k) Plan, (ii) assets transferred from the Chromcraft Revington Retirement Plan, and (iii) any other employer contributions. Such account balance shall not include any portion of the Executive's account balance under the Savings Plan attributable to his pre-tax and after-tax deferrals and contributions.

      (b) Predecessor Plans. The amount of Seven Hundred Eighty Thousand Three Hundred Sixty-Two Dollars ($780,362) (the "Predecessor Plan Amount") plus all investment earnings on such amount from December, 2002 through the Applicable Calculation Date. The Predecessor Plan Amount constitutes the Executive's aggregate account balance under various former benefit plans of the Company or its predecessors.

      (c) Chromcraft Revington Employee Stock Ownership Plan. The account balance of the Executive as of the Applicable Calculation Date under the Chromcraft Revington Employee Stock Ownership Plan.

      (d) Value of Insurance. The greater of the (i) Cash Surrender Value (as hereinafter defined) or (ii) Policy Account Value (as hereinafter defined), as of the Applicable Calculation Date, of the variable life insurance policy (the greater of (i) or (ii) being the "Policy Value") issued by The Equitable Variable Life Insurance Company or any successor thereto ("Equitable") (Policy Number 42-324-430) in the face amount of $1.5 million (the "Policy") paid for by the Company and owned by the Executive under the Agreements plus the Tax Effected Amount (as hereinafter defined). For purposes of this Supplement, the
(i) "Cash Surrender Value" is the cash surrender value of the Policy, as calculated by Equitable, on the Applicable Calculation Date, (ii) "Policy Account Value" is the policy account value of the Policy, as
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calculated by Equitable, on the Applicable Calculation Date, and (iii) "Tax
Effected Amount" is the amount of federal income and employment taxes and state and local income taxes that the Executive would have been obligated to pay on the Policy Value if the entire Policy Value were includible in his gross income as compensation, for income and employment tax purposes, calculated based on the highest marginal federal income tax rate, the Executive's share of any Medicare tax and other applicable employment tax, and the highest Indiana and applicable local income tax rates, all in effect on the Applicable Calculation Date.

      (e) Other Employer-Provided Retirement Benefits. The Executive's vested benefit, if any, as of the Applicable Calculation Date attributable to Company contributions or accruals under any employee benefit plan, program, arrangement or agreement which the Company adopts, funds or sponsors after the date of this Supplement.

      (f) Pre-Retirement Funding Amounts. The aggregate of all amounts paid by the Company in satisfaction of its pre-retirement funding obligation pursuant to
Section 4(a) hereof to the extent that such amounts are not included in the Policy Value.

      (g) Make-Whole Payments for 2002 Calendar Year and Subsequent Years. The aggregate of all "make-whole" payments paid by the Company to the Executive attributable to the 2002 calendar year and all subsequent years. Such "make-whole" payments are the amounts that the Company could not contribute to any of the Company's tax-qualified retirement plans on behalf of the Executive because of the limits on retirement plan contributions imposed by the Internal Revenue Code of 1986, as amended (the "Code"), and are included in the Executive's Form W-2s provided by the Company each year.

      (h) Add-Back of Plan Payments and Withdrawals. The aggregate amount of all loans, withdrawals, benefit distributions and payments (including, without limitation, any amount of the Policy Value used to fund or purchase an annuity providing survivor benefits pursuant to Section 5 hereof and any surrender or cashing in of the Policy) to the Executive under the plans, programs, agreements, insurance and payments described in subsections (a) through (g) of this Section 3 which are made on or prior to the date that the SERP Benefit is scheduled to commence shall be taken into account and included in the Total Offset Amount. Any such amounts shall be calculated as of the date on which the loans, withdrawals, benefit distributions and payments were made and shall be adjusted for post-payment imputed interest, at a six percent (6%) per annum interest rate, from the date of the loan, withdrawal, benefit distribution or payment through the Applicable Calculation Date.

      (i) Direction of Investment. The Executive understands and agrees that the Company's liability under the Agreements is directly related to the performance of the investments held under the plans, programs, arrangements, agreements and insurance described in subsections (a), (b), (c), (d), (e) and (f) of this
Section 3. The Executive also acknowledges that he contemplates retirement from the Company on or before the date he attains age sixty-five (65) and that, in view of his anticipated retirement, the Executive believes that the amounts referred to in the preceding sentence should be invested, to the extent possible, in income producing investments to preserve the principal of such investments. The Executive therefore agrees to take all actions necessary to invest (i) his directed account balance under the Savings Plan in either shares of common stock of the Company or in the T. Rowe Price stable value fund offered under the Savings Plan, (ii) the Predecessor Plan Amount plus all investment earnings thereon in the American Century short-term government bond fund, (iii) the Policy Value in the "guaranteed fund" offered under the Policy, and (iv) all other items which comprise the Total Offset Amount or any of the Executive's account balances under the plans, programs, arrangements, agreements and insurance described in subsections (a), (b), (c), (d), (e) and (f) of this
Section 3 which cannot be invested as provided above and over which the Executive can exercise investment control in income producing investments which have as their respective purposes the preservation of principal, with a preference for mutual funds or other investments comprised primarily of short-term securities of the U.S. government and its agencies and instrumentalities. The Executive shall take such actions and make such investments within thirty (30) days of the date on which this Agreement is executed.

      In consideration of the Company executing this Supplement and the Company's obligations to fund any SERP Benefit, the Executive, for himself and his heirs, personal representatives, successors and assigns, hereby forever releases and discharges the Company, the Compensation Committee of the Company's Board of Directors and the Company's directors, officers, employees, attorneys, consultants and agents, from and against any reduction in value, loss, damage, liability or other claim which may arise out of the investments made by the Executive as a result of and in accordance with the requirements of this subsection (i). The investment direction referred to in this subsection (i) shall not apply to
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any amounts that are not included in the Total Offset Amount, such as the
Executive's pre-tax deferrals under the Top-Hat and Savings Plans. The Executive agrees to execute any agreement or other document and to provide to the Company with any information which the Company determines is necessary to the agreement and intent of this subsection (i).

      Section 4. Funding of the SERP Benefit. The Company shall fund the SERP Benefit in accordance with the provisions of this Section 4.

      (a) Pre-retirement Funding. During each calendar year prior to the calendar year in which the Executive's employment with the Company is terminated, the Company shall (i) pay into the Cash Surrender Value of the Policy an amount equal to Two Hundred Thousand Dollars ($200,000) per year, but only so long as and to the extent that (A) any such payment does not affect the status of the Policy as a "life insurance contract" as described in Section 7702(a) of the Code, and (B) the Company reasonably believes that the SERP Benefit shall, at the time of the Executive's retirement at his Normal Retirement Age, be underfunded, and (ii) reimburse the Executive for the amount of his taxes attributed to such payment into the Cash Surrender Value of the Policy. All such payments into the Cash Surrender Value shall be in addition to the Company's payment of the annual premium on the Policy and the gross-up for taxes of the Executive related to such premium payment and shall be included in the Policy Value. Notwithstanding the foregoing provisions of this Section 4(a), any such payment into the Cash Surrender Value of the Policy, any such payment of the premium on the Policy and any such gross-up for taxes of the Executive shall be made only to the extent that the Company is not prohibited from deducting the amount of any such payment and any related tax gross-up as expenses of the Company for federal income tax purposes by virtue of Section 162(m) of the Code.

      (b) Post-retirement Funding. Subject to Section 4(e) hereof, during each of the three (3) years following the Applicable Calculation Date, the Company shall fund the SERP Benefit by purchasing a life annuity contract (payable to the Executive in equal semi-annual installments commencing on the first day of the sixth month following the month in which such later event occurs and continuing every six (6) months thereafter until the Executive's death) equal in each such year to one-third (-1/3) of the SERP Benefit from one of the insurance or financial services companies which provided a quote for the Preliminary Annuity Amount; provided, however, that instead of purchasing such life annuity contract, the Company may, in its sole discretion, either pay into the Cash Surrender Value of the Policy or pay in immediately available funds to the Executive an amount equal to the lump sum required to purchase such life annuity contract; and provided further, however, that the Company may, in its sole discretion, accelerate the post-retirement funding of the SERP Benefit so long as at least one-third of the SERP Benefit, two-thirds of the SERP Benefit and the entire SERP Benefit is funded by the end of the first, second and third anniversaries, respectively, of the Applicable Calculation Date. The Company shall have no further funding obligation during any of such three (3) years once the Company has fully funded the SERP Benefit by purchasing one or more annuity contracts, by paying into the Cash Surrender Value of the Policy or by making the payment to the Executive in accordance with this Section 4(b) and, in no event, shall the Company be obligated to fund an amount in excess of the SERP Benefit. During each of such three (3) years, the Company shall pay from its general assets directly to the Executive the amount of the SERP Benefit payable during any of such three (3) years that has not been funded as provided above.

      The distribution of any annuity contract to the Executive, the payment by the Company into the Cash Surrender Value of the Policy or the payment of immediately available funds to the Executive, as contemplated by this Section 4(b), shall constitute the payment of the SERP Benefit by the Company to the Executive and, upon the SERP Benefit being fully funded as provided in this
Section 4(b), the Company's obligation to provide the SERP Benefit to the Executive shall be fully satisfied and discharged.

      Notwithstanding the foregoing provisions of this Section 4(b), the Company's obligation to complete the funding of the SERP Benefit shall immediately terminate if the Executive dies (i) while employed by the Company,
(ii) during any period that the Executive is receiving payments from the Company pursuant to Section 6 of the Employment Agreement, or (iii) during the three-year funding period contemplated by this Section 4(b), the agreement of the parties being that upon the Executive's death the SERP Benefit shall be fully funded by the term life insurance contemplated by Section 4(f) hereof.

      Notwithstanding the foregoing provisions of this Section 4(b), the Company shall pay into the Cash Surrender Value of the Policy only if such payments do not affect the status of the Policy as a "life insurance contract" as described in Section 7702(a) of the Code. All payments into the Cash Surrender Value, all purchases of annuity contracts and all
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payments of immediately available funds to the Executive following the termination of the Executive's employment with the Company (regardless of whether any amounts under Section 6 of the Employment Agreement are paid to the Executive) shall be made without any gross-up for taxes of the Executive.

      (c) Investment of Premiums and Additional Payments. All premiums on, and all payments into the Cash Surrender Value of, the Policy paid by the Company shall be invested by the Executive in accordance with Section 3(i) hereof.

      (d) Funding and SERP Benefit upon a Change in Control. Notwithstanding the foregoing provisions of this Section 4, in the event the Executive terminates his employment with the Company for Good Reason (as defined in the Employment Agreement) after a Change in Control (as defined in the Employment Agreement), the Company shall, within one hundred eighty (180) days following such termination and subject to Section 4(e) hereof, fully fund the SERP Benefit through (i) a purchase of a life annuity contract (using an insurance or financial services company selected by the Company, in its sole discretion, having an insurer financial strength rating from A.M. Best of "A", "A+," or "A++") payable to the Executive in equal semi-annual installments of one-half (-1/2) the annual SERP Benefit commencing on the first day of the sixth month following the termination of the Executive's employment with the Company and continuing every six (6) months thereafter until the Executive's death, or (ii) either a payment into the Cash Surrender Value of the Policy or a payment in immediately available funds to the Executive of an amount equal to the lump sum required to purchase such annuity contract. If the Executive's last day of employment with the Company is on a date that precedes the Executive's Normal Retirement Age, then the SERP Benefit shall be calculated as provided in Sections 2, 3 and 7 hereof. If the Executive's last day of employment with the Company is on a date that follows the Executive's Normal Retirement Age, then the SERP Benefit shall be calculated as provided in Sections 1, 2 and 3 hereof.

      (e) Certain Funding Suggestions of the Executive. The Company shall provide the Executive with written notice at least thirty (30) days prior to any purchase of an annuity, any payment into the Cash Surrender Value of the Policy or any payment in immediately funds to the Executive as permitted under Section 4(b) or Section 4(d) hereof. For a period of thirty (30) days thereafter, the Executive shall have the right to make suggestions to the Company as to whether the Company shall make such a purchase of an annuity, such a payment into the Cash Surrender Value of the Policy or such a payment in immediately available funds to the Executive. The Company shall use its reasonable efforts to implement such suggestions of the Executive only so long as the Executive's suggestions have no actual or potential adverse financial, tax or other effect on the Company; provided, however, that the Company shall have the right to make the final decision with respect to any purchase of an annuity, any payment into the Cash Surrender Value of the Policy or any payment in immediately available funds to the Executive under Section 4(b) or Section 4(d) hereof in the event of any disagreement as to any actual or potential adverse financial, tax or other effect on the Company.

      (f) Certain Additional Life Insurance. From the date that this Supplement is executed by the parties hereto until the SERP Benefit is fully funded as provided in Section 4(b) or Section 4(d) hereof, the Company shall reimburse the Executive for the actual premiums paid by him up to an amount not to exceed Fifteen Thousand Dollars ($15,000) per calendar year for the purchase of term life insurance covering the Executive's life. The Company shall also pay to the Executive during each such calendar year an amount equal to the gross-up of his taxes related to such premium reimbursement. The Executive shall own such term life insurance policy and shall be responsible for paying all premiums thereon. As soon as the SERP Benefit is fully funded in accordance with Section 4(b) or
Section 4(d) hereof, the Company shall have no further obligation to reimburse the Executive for the cost of the premiums on such policy, but the Executive may, at his sole cost and expense, continue such policy in effect upon the terms and conditions thereof. Notwithstanding the foregoing provisions of this subsection 4(f), the Company's obligation to reimburse the Executive for the term life insurance contemplated by this subsection shall immediately cease upon termination by the Company of the Executive's employment with cause (as defined in the Employment Agreement).

      Section 5. Death. If the Executive dies while he is employed by the Company or while he is receiving payments from the Company pursuant to Section 6 of the Employment Agreement, then no SERP Benefit shall be paid to the Executive. Rather, the Executive shall be entitled to receive only (a) the benefits or amounts under the plans, programs, agreements or insurance specified in Section 3 hereof in accordance with the provisions of such plans, programs, agreements and insurance, (b) the proceeds from the term life insurance policy specified in Section 4(f) hereof, and (c) and any other amounts payable on account of the Executive's death by virtue of his employment by the Company. If the Executive dies while receiving his SERP Benefit, then the SERP Benefit shall immediately cease upon the Executive's death and no survivor benefits thereunder shall be payable.

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      Notwithstanding any other provision of this Supplement, the Executive may, at any time after his termination of employment with the Company and at his sole cost and expense, elect any form of annuity available under the Policy, including without limitation an annuity which provides survivor benefits. If the Executive makes such an election and the election results in the utilization by Equitable of any portion of the Policy Value to fund such an annuity having survivor benefits, the Company shall adjust its calculation of the Total Offset Amount as provided in the following two sentences. First, the Company shall treat the amount of the Policy Value used by Equitable to fund the annuity having survivor benefits as still being invested in the "guaranteed fund" under the Policy and still earning interest at the rate applicable to the "guaranteed fund." Second, the Company shall treat all premiums on, and all additional payments into the Cash Surrender Value of, the Policy paid by the Company as being invested by the Executive in the "guaranteed fund" under the Policy.

      Section 6. Disability. If the Executive's employment with the Company is terminated due to his Disability (as defined in the Employment Agreement), then the SERP Benefit shall be paid as a life annuity to the Executive in equal semi-annual installments of one-half (-1/2) the annual SERP Benefit commencing on the first day of the sixth month following the month in which the Executive's employment is so terminated and continuing every six (6) months thereafter until the Executive's death. Except as provided in the preceding sentence, the SERP Benefit shall be calculated in the same manner specified in Sections 2 and 3 hereof (but with no reduction for early retirement in the event that the Executive's employment with the Company is terminated prior to his Normal Retirement Age due to his Disability) and shall be funded in accordance with
Section 4(b) hereof.

      Section 7. Early Retirement. If the Executive's employment with the Company is terminated prior to his Normal Retirement Age for any reason other than by the Company without cause (as defined in the Employment Agreement), by the Company with cause (as defined in the Employment Agreement), by the Executive for Good Reason after a Change in Control (as defined in the Employment Agreement) or due to his death or Disability (i.e., the Executive voluntarily terminates his employment with the Company prior to reaching his Normal Retirement Age), then the following adjustments to the calculation and timing of the SERP Benefit and the payment and funding thereof shall apply:

      (a) The amount of the SERP Benefit shall be calculated by the Company within ninety (90) days following the Applicable Calculation Date using information reasonably available to it. The annuity amounts referenced in this
Section 7 shall be determined by the Company, which shall select, in its sole discretion, at least three (3) insurance or financial services companies having an insurer financial strength rating from A.M. Best of "A," "A+" or "A++" from which to obtain quotes for such annuity amounts, and the lowest quote shall be used for the calculations required by this Section 7.

      (b) The Company shall calculate (i) the SERP Benefit (as provided in Sections 2 and 3 hereof) as a life annuity for the Executive with annual benefits payable to him in equal semi-annual installments commencing on the first day of the sixth month following the month in which the Executive voluntarily terminates his employment prior to reaching his Normal Retirement Age (the "Early Retirement Date") and ending on his death, (ii) the lump sum needed on the Early Retirement Date to purchase a life annuity for the Executive to fund the amount of the SERP Benefit determined in accordance with subsection
(b)(i), but with the semi-annual installments on this annuity commencing on the first day of the sixth month following the date on which the Executive would attain his Normal Retirement Age (rather than the Early Retirement Date) and ending on his death, and (iii) the annual benefit amount under a life annuity for the Executive that can be purchased on the Early Retirement Date using the amount of the lump sum determined in accordance with subsection (b)(ii), but with the semi-annual installments on this annuity commencing on the first day of the sixth month following the Early Retirement Date and ending on his death (the annual benefit amount calculated pursuant to this subsection (b)(iii) shall be referred to in this Supplement as the "Early Retirement Annuity Amount").

      The Early Retirement Annuity Amount shall be increased, if necessary, so that the sum of (x) the Early Retirement Annuity Amount, (y) the Preliminary Annuity Amount, and (z) the annualized benefit payable under the Mohasco Plan, is equal to Four Hundred Thousand Dollars ($400,000).

      The Early Retirement Annuity Amount shall be the SERP Benefit for purposes of this Supplement and the Agreements and shall be the amount that the Executive shall receive under this Supplement and the Agreements as his SERP Benefit in the event that he voluntarily terminates his employment with the Company prior to reaching his Normal

Retirement Age. The Company shall fund and pay the Early Retirement Annuity Amount in the same manner required by Section 4(b) hereof.

Example:

      Attached as Exhibit A hereto are sample calculations of the SERP Benefit (assuming the Executive's employment with the Company is terminated other than by the Company with cause after the Executive reaches his Normal Retirement Age) and the Early Retirement Annuity Amount.

      Section 8. Effect of Severance Pay on SERP Benefit; Calculation of Severance Pay. If the Company terminates the Executive's employment without cause (as defined in the Employment Agreement) and the Executive is receiving payments from the Company pursuant to Section 6 of the Employment Agreement, then the SERP Benefit shall be determined under the following provisions of this
Section 8. If the last monthly payment pursuant to Section 6 of the Employment Agreement is made on a date that precedes the Executive's Normal Retirement Age, then the SERP Benefit shall be calculated, funded and paid as provided in Sections 2, 3 and 7 hereof (except that with respect to Section 7(b)(i), the SERP Benefit shall be calculated as a life annuity for the Executive with annual benefits payable to him in equal semi-annual installments commencing on the first day of the sixth month following the Applicable Calculation Date and ending on his death). If the last monthly payment pursuant to Section 6 of the Employment Agreement is made on a date that follows the Executive's Normal Retirement Age, then the SERP Benefit shall be calculated, funded and paid as provided in Sections 1, 2, 3 and 4 hereof.

      Notwithstanding the foregoing provisions of this Section 8, under no circumstances shall the Executive receive payments pursuant to Section 6 of the Employment Agreement and his SERP Benefit simultaneously. Rather, the Company and the Executive agree that, if the Executive receives payments from the Company pursuant to Section 6 of the Employment Agreement, then any SERP Benefit shall not begin until after such payments end. If the Executive dies while receiving payments pursuant to Section 6 of the Employment Agreement, then no SERP Benefit shall be paid. Rather, the provisions of Section 5 of this Supplement shall apply.

      For purposes of the Agreements and this Supplement, the term "incentive compensation" (including without limitation as used in Sections 6 and 8 of the Employment Agreement) shall mean only any annual cash bonuses under the STIP paid to the Executive and shall exclude, without limitation, all payments paid to the Executive under any other incentive compensation plan, program, arrangement or agreement (including without limitation the LTIP) and all income recognized by the Executive on the exercise of stock options; and the Employment Agreement is hereby amended accordingly.

      Section 9. Termination for Cause. If the Executive's employment is terminated by the Company with cause (as defined in the Employment Agreement), then the Executive shall not be entitled to any SERP Benefit or any compensation, payments or benefits under the Agreements or this Supplement, except (a) as provided in Section 6 of the Employment Agreement in the event of a termination of the Executive's employment with cause, (b) for the Policy and the term life insurance policy contemplated by Section 4(f) hereof, the premiums on both of such policies the Executive shall be responsible for paying following termination of his employment, and (c) as provided in the Company's applicable employee benefit plans, programs and agreements which cover the Executive on his last day of employment with the Company.

      Section 10. Life Insurance under the Employment Agreement. The Executive understands and agrees that the Employment Agreement requires the Company to provide the Executive with a term life insurance policy with a face amount of $1,500,000 and that such requirement under the Employment Agreement is satisfied in full by the Policy (as previously defined in this Supplement). The Executive further understands and agrees that the only life insurance which the Company is obligated to provide to him or on which the Company is obligated to pay or reimburse any premiums, whether pursuant to the Agreements, this Supplement or otherwise, are (a) the Policy, (b) the term life insurance specified in Section 4(f) hereof, and (c) any group term life insurance that is provided to all employees of the Company; and the Employment Agreement is hereby amended accordingly.

      Section 11. Claims Procedure.

      (a) Filing a Claim. The Executive may file a written claim for a benefit under the Agreements with the Committee or with an individual named by the Committee to receive claims under this Supplement.

      (b) Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by the Executive, the Executive shall be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification shall contain specific reference to the pertinent provisions of the Supplement on which the denial or limitation of his benefit is based. In addition, it shall contain a description of any other material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken within ninety (90) days of such notification if the Executive wishes to submit his claim for review. This written notification shall be given to the Executive within ninety (90) days after receipt of his claim by the Committee unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Executive prior to the termination of such ninety (90) day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Committee expects to render its decision, which shall not be later than one hundred fifty (150) days after receipt of the Executive's claim by the Committee.

      (c) Manner and Content of Notification of Benefit Determinations. All notices given by the Committee shall be given to the Executive, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide the Executive with either a written or an electronic notice of its determination. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an adverse benefit determination, the notice shall set forth, in a manner calculated to be understood by the Executive:

      (i)   The specific reasons for the adverse determination;

      (ii) Reference to the specific provisions of this Supplement (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

      (iii) A description of any additional material or information necessary for the Executive to complete the claim and an explanation of why such material or information is necessary; and

      (iv) A description of the review procedures and the time limits applicable to such procedures.

      The term "adverse benefit determination" means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit payable under this Supplement.

      (d) Appeal of Adverse Benefit Determinations. If the Executive receives an adverse benefit determination and desires a review of that determination, he, or his authorized representative, must file on his behalf, a written request for a review of the adverse benefit determination, not later than sixty (60) days after receiving the determination. The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee shall advise the Executive, or his authorized representative, in writing that:

      (i) The Executive, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

      (ii) The Executive shall be provided, upon request of the Executive or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Executive's benefit claim, without regard to whether those documents, records, and information were considered or relied upon in making the adverse benefit determination that is the subject of the appeal.

      (e) Benefit Determination on Review. All appeals by the Executive of an adverse benefit determination shall receive a full and fair review by the Committee.

      (f) Notification of Benefit Determination on Review. The Committee shall notify the Executive, in accordance with this subsection (f), of its benefit determination on review within a reasonable period of time, but not later than sixty (60) days after its receipt of the Executive's request for review of an adverse benefit determination. If, however, special circumstances require an extension of time for processing the review, the Executive shall be notified, prior to the termination of the initial sixty (60) day period, of the special circumstances requiring the extension and the date by which the Committee expects to render its benefit determination on review, which shall not be later than one hundred twenty (120) days after receipt of a request for review.

      (g) Manner and Content of Notification of Benefit Determination on Review. The Committee shall provide the Executive with notification of its benefit determination on review in a method described in subsection (c). In the case of an adverse benefit determination on review, the notification must set forth, in a manner calculated to be understood by the Executive:

      (i)   The specific reasons for the adverse determination on review;

      (ii) Reference to the specific provisions of this Supplement (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based; and

      (iii) A statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Executive's benefit claim, without regard to whether those records were considered or relied upon in making the adverse benefit determination on review, including any reports, and the identities of any experts whose advice was obtained.

      (h) Right of Review. In the event of a denial or limitation of his benefit, the Executive or his duly authorized representative shall be authorized to review pertinent documents and to submit to the Committee issues and comments in writing. In addition, the Executive or his duly authorized representative may make a written request for a review of his claim and its denial by the Committee after the Committee considers the issues and comments submitted in writing by the Executive; provided, however, that such written request must be received by the Committee (or its delegate to receive such request) within sixty (60) days after receipt by the Executive of written notification of the denial or limitation of the claim. The sixty (60) day requirement may be waived by the Committee in its discretion.

      (i) Decision on Review. A decision shall be made by the Committee within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the Executive (prior the expiration of the initial sixty (60) day period) for an additional sixty (60) days after the receipt of such request for review. Any decision by the Committee shall be furnished to the Executive in writing and shall set forth specific reasons for the decision.

      (j) Court Action. The Executive shall have no right to seek judicial review of a denial or limitation of benefits or any decision of the Committee or to bring any action in any court to enforce a claim for benefits prior to filing a claim for benefits and exhausting his rights for review under this Section 11.

      Section 12. Notice of Retirement. The Executive shall provide written notice to the Chairman of the Compensation Committee and the Chairman of the Audit Committee of the Company's Board of Directors at least one hundred eighty
(180) days prior to any voluntary termination by the Executive of his employment with the Company other than a termination by the Executive for Good Reason (as defined in the Employment Agreement) after a Change in Control (as defined in the Employment Agreement). During such 180 day period, the Executive shall, upon request of the Board of Directors of the Company, cooperate with and assist the Board of Directors in the transition of the Executive's duties and responsibilities to a chief executive officer selected to succeed the Executive.

      Section 13. Miscellaneous.

      (a) Conflict. If there is any conflict between a provision of either the Employment Agreement or the SERP Agreement and this Supplement, the provisions of this Supplement shall control. Accordingly, any supplemental retirement plan or benefit contemplated by the Employment Agreement (including without limitation Section 4 thereof) shall be provided by and controlled by this Supplement.

      (b) Binding Effect. This Supplement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and assigns.

      (c) Headings. The headings in this Supplement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Supplement.

      (d) Severability. In case any one or more of the provisions (or any portion thereof) contained in this Supplement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Supplement, but this Supplement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

      (e) Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

      (f) Construction. This Supplement shall be deemed to have been drafted by both parties hereto. This Supplement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

      (g) Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Supplement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Supplement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Supplement, and (iv) has executed this Supplement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS SUPPLEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE COMPANY.

      (h) Entire Agreement; Amendment. This Supplement, the Agreements and the employee benefit plans referenced herein or therein constitute the entire agreement and understanding between the parties hereto relating to the subject matter hereof. This Supplement may be amended or modified only by a writing signed by both parties hereto.

      (i) Certain References. Whenever in this Supplement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein shall include any other gender, as the context requires. Unless expressly provided otherwise, all references in this Supplement to days shall mean calendar, not business, days. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as those terms have in the Employment Agreement or the SERP Agreement.

      (j) Governing Law. This Supplement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.

      (l) Recitals. The recitals, premises and "Whereas" clauses set forth on pages 1 and 2 hereof are expressly incorporated into and made a part of this Supplement.

      (m) Notice. All notices, requests and other communications hereunder shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if (i) delivered by hand and receipted for, (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid, (iii) delivered by receipted overnight delivery service, or (iv) delivered by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, as follows:

   If to the Executive:                    If to the Company:

   Michael E. Thomas                       Chairman of the Compensation Committee and
   Chromcraft Revington, Inc.              Chairman of the Audit Committee
   1100 North Washington Street            (2 notices)
   Delphi, Indiana  46923                  1100 North Washington Street
   Fax:  (765) 564-6673                    Delphi, Indiana  46923
                                           Fax:  (765) 564-6673


   With a copy to (which shall not         With a copy to (which shall not constitute notice):
   constitute notice):
                                           Frank T. Kane, Vice President-Finance
                                           and Secretary
   Michael J. MacLean, Esq.                Chromcraft Revington, Inc.
   Baker & Daniels                         1100 North Washington Street
   300 North Meridian Street               Delphi, Indiana  46923
   Indianapolis, Indiana  46204            Fax:  (765) 564-6673
   Fax:  (317) 237-1000



or such substituted address or person as either party has given to the other in writing.

      All such notices, requests and other communications shall be effective (w) if delivered by hand, when delivered, (x) if mailed in the manner provided herein, two (2) business days after deposit with the United States Postal Service, (y) if delivered by overnight express delivery service, on the next business day after deposit with such service, and (z) if by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.

                                      * * *



             IN WITNESS WHEREOF, the parties hereto have made, entered into, executed and delivered this Supplement A as of the day and year first above written.

                                         /s/ Michael E. Thomas
                                         ----------------------------
                                         Michael E. Thomas

                                         CHROMCRAFT REVINGTON, INC.



                                         By:   /s/ Frank T. Kane
                                               ----------------------
                                               Frank T. Kane
                                               Vice President-Finance